EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Crescent Financial Corporation and Subsidiary
Cary, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-160566, 333-137235, 333-136522 333-126871, 333-108456, 333-68974 and 333-68990) on Form S-8 and in the registration statement on Form S-3 (No. 333-157137) of Crescent Financial Corporation (the “Company”) of our report dated March 29, 2011 with respect to the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, which report appears in the Company’s 2010 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
March 29, 2011